Exhibit 99.1
FOR IMMEDIATE RELEASE

Jennifer Moreno	Jay Strell
Executive Director, Investor Relations	Sunshine, Sachs & Associates
Navigant Consulting, Inc.	(212) 691-2800
(312) 573-5634	strell@sunshinesachs.com
jmoreno@navigantconsulting.com
DAYLIGHT FORENSIC & ADVISORY JOINS NAVIGANT CONSULTING’S DISPUTES AND INVESTIGATIONS PRACTICE
•	Acquisition of Daylight Forensic & Advisory enhances forensic, investigative and regulatory compliance practice

•	Represents significant expansion of Navigant’s presence and capabilities in key New York market

•	Major expansion of anti-money laundering (AML) and Foreign Corrupt Practices Act (FCPA) investigative and compliance capabilities
CHICAGO, May 17, 2010 — Navigant Consulting, Inc. (NYSE: NCI) announced today that it has acquired Daylight Forensic & Advisory LLC, an international regulatory consulting and investigative firm specializing in financial investigations, AML consulting, regulatory compliance, forensic technology services, and fraud risk management. Combining Daylight Forensic & Advisory’s industry expertise with Navigant’s Disputes and Investigations practice creates a significantly enhanced global investigative service offering, and reinforces Navigant’s strong New York presence.
“This combination is clearly a case of the whole being greater than the sum of its parts,” said William M. Goodyear, Chairman and Chief Executive Officer of Navigant. “Daylight’s market leading expertise in corporate investigations and compliance around AML, FCPA and fraud risk management, combined with Navigant’s deep forensic accounting capabilities, creates a comprehensive offering in the global investigations and compliance space. This combination comes at a critical time for our clients who are facing increasing regulatory pressure and risks associated with global business transactions.”
Daylight Forensic & Advisory is headquartered in New York City and the majority of their 65 consulting professionals are based there. Daylight Forensic & Advisory was founded in 2006 by Ellen Zimiles, Chief Executive Officer, and Joseph Spinelli, Chief Operating Officer. Zimiles has more than 25 years of litigation and investigation experience, including 10 years as a federal prosecutor in the Southern District of New York. She is a leading authority on AML programs, corporate governance, regulatory compliance, fraud control and public corruption matters.

Spinelli is a leading authority on white-collar crime with more than 30 years of forensic experience, including eight years as New York State’s first Inspector General, leading fraud, abuse, waste and corruption investigations for all New York State agencies and authorities. He also served as Assistant Director of Criminal Justice for the State of New York, with responsibilities for the investigation of criminal complaints and fraud allegations throughout state government. In February 2010, Spinelli was appointed by Governor Paterson of New York to the New York State Commission on Public Integrity.
“Pairing Daylight’s strong business investigations expertise with Navigant’s global reach and established forensic accounting practice enables our combined organization to provide both enhanced services to clients and broader opportunities to employees,” commented Zimiles. “Navigant’s client-centric focus is shared by all of us at Daylight, where our top experts have always worked side by side with clients.”
Daylight Forensic & Advisory’s professionals possess a wide range of law enforcement, legal, accounting and regulatory expertise as well as years of consulting and investigating experience. Daylight Forensic & Advisory’s experience includes advanced work in AML compliance, fraud investigations, forensic technology, regulatory compliance, forensic accounting, investigative due diligence, and litigation advisory with industry expertise in financial institutions, insurance, law firms, government agencies, healthcare providers, manufacturers, and pharmaceutical companies, among others. Daylight Forensic & Advisory’s professionals have international experience in Latin America, Europe, Australia and Asia. Additional information about Daylight Forensic & Advisory can be found at http://www.daylightforensic.com.
Navigant’s Disputes and Investigations practice is comprised of more than 600 dedicated professionals who work with companies and their legal counsel to provide litigation consulting, investigative assistance and expert testimony in complex disputes, forensic accounting and regulatory matters. The combination of deep technical skills with hands-on experience is the hallmark of the Navigant approach.
Under the terms of the acquisition agreement, Navigant paid $30 million in cash at the closing, with an additional $10 million cash payment payable on the one year anniversary of the transaction. The majority owner of Daylight Forensic & Advisory is the growth equity firm FTV Capital. The acquisition is expected to be modestly accretive from an earnings per share standpoint in fiscal year 2010.
About Navigant Consulting, Inc.
Navigant Consulting, Inc. (NYSE:NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change including healthcare, energy and financial and insurance services, and on the issues driving these transformations. “Navigant” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “Navigant” is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

Except as set forth below, statements included in this press release which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “goals,” “anticipates,” “believes,” “intends,” “estimates,” “expects” and similar expressions. These statements are based upon management’s current expectations as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those indicated in the forward-looking statements including, without limitation: the timing and successful integration of this acquisition; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; the successful expansion of and the increase in the Company’s service offerings and staff; conflicts of interest; and potential legislative and regulatory requirements, approvals or changes. Further information on these and other potential factors that could affect the Company’s financial results are included in the Company’s filings with the SEC under the “Risk Factors” section and elsewhere in those filings. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements after the date of this press release.
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